CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 30, 2014, relating to the financial statements and financial highlights which appear in the April 30, 2014 Annual Report to Shareholders of the Cambria Shareholder Yield ETF, Cambria Foreign Shareholder Yield ETF, and Cambria Global Value ETF (each a series of the Cambria ETF Trust), which are incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm" and “Financial Highlights” in such Registration Statement.

/s/Pricewaterhouse Coopers LLP
Philadelphia, PA
August 27, 2014

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us